Exhibit 99.1

March 1, 2023

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

2022 EARNINGS FOR YEAR AND FOURTH QUARTER

SAN JOSE, CA – California Water Service Group (NYSE: CWT) ( “Company” or “CWT”) today announced net income attributable to CWT of $96.0 million and diluted earnings per share of $1.77 for 2022, compared to net income attributable to CWT of $101.1 million and diluted earnings per share of $1.96 in 2021.

The $5.1 million decrease in net income was primarily due to a decrease of $11.0 million in unrealized gains in non-qualified benefit plan investments and an increase of $1.1 million in financing costs. Additionally, operating expenses increased $54.6 million, driven primarily by increases in other operations expenses of $29.8 million, water production costs of $7.8 million, administrative and general expenses of $6.0 million, depreciation and amortization expense of $5.9 million, income taxes of $0.5 million, property and other taxes of $2.6 million, and maintenance expenses of $2.1 million. These operating expense increases were offset by an increase in operating revenue of $55.5 million, driven primarily by rate increases of $34.5 million, changes in deferred revenue of $16.5 million, and an accrued unbilled revenue increase of $1.7 million. Additionally, the Company recorded a $2.7 million gain from company-owned life insurance.

The Company considers changes in unrealized gains on non-qualified benefit plan investments, proceeds from company-owned life insurance, and accrued unbilled revenue as factors outside the company's immediate control. Seasonal weather patterns and the number of unbilled days have typically been the primary influences of accrued unbilled revenue.

President & Chief Executive Officer Martin A. Kropelnicki said that 2022 financial results were in line with expectations, given the challenges posed by regulatory delays, inflation, and other factors beyond the company’s control.

“I am proud of all we accomplished despite these challenges. We met or surpassed all applicable water quality standards set to protect public health, we closed acquisitions in Hawaii, New Mexico, Texas, and Washington, and we invested $327.8 million in the infrastructure needed to deliver a safe, reliable water supply, despite supply chain shortages. And we did all of this while continuing to provide excellent service to customers and support to our communities,” he said.

Additional Financial Results for 2022

Operating revenue in 2022 was $846.4 million, a $55.5 million increase over 2021 operating revenue of $790.9 million. The increase in operating revenue was primarily due to rate increases of $34.5 million, of which $12.6 million was related to increased water costs, as well as a $16.5 million change in deferred revenue.

Total operating expenses increased $54.6 million, or 8.2%, to $718.8 million in 2022 compared to the prior year.

Water production expenses increased $7.9 million to $285.3 million in 2022, primarily due to rate increases from our purchase power providers. As designed, the California revenue decoupling mechanisms recorded an increase to revenue equal to the increase in California water production costs.

Administrative and general expense increased $6.0 million, or 4.8%, in 2022 compared to 2021. The increase was mainly due to increases in outside consulting service costs of $1.8 million, employee and retiree medical costs of $1.7 million, travel costs of $1.3 million, legal costs of $1.1 million, and training and seminars costs of $0.7 million. These cost increases were partially offset by a $0.9 million decrease in employee pension benefit costs. Changes in employee pension benefits and employee and retiree medical costs for regulated California operations generally do not affect net income attributable to CWT, as the Company has been allowed by the California Public Utilities Commission (“CPUC”) to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Other operations expense increased $29.8 million, or 34.5%, in 2022 as compared to 2021. The increase was primarily due to increases of $13.3 million in expenses associated with the deferral of operating revenue, $5.0 million in conservation program costs, $3.2 million in bad debt expense, $1.5 million in water and waste water treatment costs, $1.2 million in employee wages, $1.1 million in customer accounts expenses, $1.0 million in waste water system operating costs, $1.0 million in district office maintenance and landscaping costs, $0.6 million in transportation costs, and $0.6 million in property loss. Changes in conservation program costs for regulated California operations generally do not affect net income attributable to California Water Service Group, as the CPUC has allowed the Company to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Maintenance expenses increased $2.1 million, or 7.2%, to $31.7 million in 2022, due to increases in costs for repairs of pumping equipment, labor costs in maintaining the water systems, cost for repairs of reservoirs and tanks, as well as amortization of tank coating projects in accordance with CPUC orders, and transportation costs.

Depreciation and amortization increased $5.9 million, or 5.4%, in 2022 primarily due to utility plant placed in service in 2021.

Income taxes increased $0.5 million, or 16.3%, to $3.3 million in 2022, mostly due to a $5.5 million decrease in customer refunds of excess deferred federal income taxes in 2022 as compared to 2021, which was partially offset by a tax benefit from life insurance proceeds.

Property and other taxes increased $2.6 million, or 8.0%, to $35.1 million, due mostly to an increase in our assessed property values for utility plant placed in service during the year.

In 2022, net other income and expenses decreased $5.5 million from $17.4 million in 2021. The decrease was due primarily to an $11.0 million decrease in the unrealized gain from non-qualified benefit plan investments due to market conditions and a $1.4 million increase in new business and community outreach program expenses. The decreases were partially offset by a $4.6 million decrease in other components of net periodic benefit costs, a $2.7 million gain on Company-owned life insurance, and a $0.9 million increase in allowance for funds used during construction. Changes in other components of net periodic benefit costs for regulated California operations generally do not affect net income, as the CPUC has allowed the Company to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

In 2022, net interest expense increased $1.1 million as compared to 2021. The increase was due primarily to the 2021 issuance of $280 million in First Mortgage Bonds to finance new infrastructure investment.

Fourth Quarter 2022 Results

For the fourth quarter of 2022, net income attributable to CWT was $19.6 million and diluted earnings per share was $0.35 compared to net income attributable to CWT of $3.5 million and diluted earnings per share of $0.07 in the fourth quarter of 2021. The $16.1 million increase in net income attributable to CWT resulted primarily from an $11.1 million increase in accrued unbilled revenue, $10.7 million in rate increases, and $5.7 million change in deferred revenue, which were partially offset by an $11.2 million increase in other operations expenses.

Operating revenue for the fourth quarter increased $27.6 million, or 15.9%, to $200.9 million, mostly due to an increase in unbilled revenue of $11.1 million, rate increases of $10.1 million, of which $4.6 million was related to increases in water production costs, and a decrease in deferred revenue of $5.7 million.

Total operating expenses for the quarter increased $11.8 million to $174.7 million. The increase was mostly due to a $4.6 million increase in costs associated with the deferral of operating revenue, conservation program costs of $3.0 million, water production costs of $1.3 million, employee and retiree medical costs of $1.2 million, depreciation and amortization of $1.0 million, and property and other taxes of 1.0 million, which were partially offset by a $1.9 million income tax benefit increase.

Liquidity and Financing

Our liquidity remains strong. As of December 31, 2022 we maintained $62.1 million of cash and had additional short-term borrowing capacity of $480 million, subject to meeting the borrowing conditions on the Company’s lines of credit facilities. Aged accounts receivable past due more than 60 days decreased to $17.6 million as of December 31, 2022 from $26.2 million as of December 31, 2021 due to net receipt of $17.2 million from the Water Arrearages Payment Program (WAPP). On January 25, 2022, Cal Water received $20.8 million from WAPP to help customers unable to pay their water bills from March 4, 2021 to June 15, 2022, and $3.6 million in unused funds was returned to WAPP in July 2022. Additionally, Cal Water offers interest- and penalty-free payment plans or extensions, subject to certain terms and conditions, to help customers pay water bills after June 15, 2022.

We invested $327.8 million in infrastructure in all of our subsidiaries in 2022 compared to $293.2 million in 2021. At our Board of Directors meeting on January 25, 2023, the Board increased the quarterly cash dividend by 4.0%, declaring an annual dividend of $1.04 per share of common stock.

Water Revenue Adjustment Mechanism (WRAM) Receivable

The net receivable balance in the WRAM and Modified Cost Balancing Account (MCBA) was $104.7 million as of December 31, 2022, an increase of 43.8%, or $31.9 million, from the receivable balance of $72.8 million as of December 31, 2021. The decoupling program will not record additional changes in sales and costs in 2023, but the Company expects to be allowed to amortize the receivable balance in customer rates.

Other Information

All stockholders and interested investors are invited to listen to the 2022 year-end and fourth quarter conference call on March 2, 2023 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID #3437186, or you may access the live audio webcast at www.calwatergroup.com/2022q4-call. Please join at least 15 minutes in advance of the call to ensure a timely connection. A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. ET) on March 2, 2023 through May 1, 2023, at 1-800-770-2030 or 1-609-800-9909, ID #3437186. The replay will also be available under the investor relations tab at www.calwatergroup.com/2022q4-call. Prior to the call, Cal Water will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/2022q4-call after 4:00 p.m. PT today. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal, Vice President Rates and Regulatory Affairs Greg Milleman, and Corporate Controller Thomas A. Scanlon.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, Inc., Texas Water Service, CWS Utility Services, and HWS Utility Services LLC. Together, these companies provide regulated and non-regulated water service to more than 2.1 million people in California, Washington, New Mexico, Hawaii and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could , estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing an indicated annual dividend. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: the impact of the ongoing COVID-19 pandemic and related public health measures; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs in their next GRC filing (which impacted our 2021 GRC filing related to our operations commencing in 2023); the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to our 2021 GRC filing and our Cost of Capital filing; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of Public Safety Power Shutoff (PSPS) programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, and changes in monetary policy; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; and other risks and unforeseen events described in our SEC filings. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	December 31	December 31
	2022	2021
ASSETS
Utility plant:
Utility plant	$4,536,272	$4,197,344
Less accumulated depreciation and amortization	(1,477,402)	(1,350,482)
Net utility plant	3,058,870	2,846,862
Current assets:
Cash and cash equivalents	62,100	78,380
Restricted cash	22,925	2,273
Receivables:
Customers	55,079	60,785
Regulatory balancing accounts	66,826	78,597
Other, net	20,932	18,452
Unbilled revenue, net	33,140	32,760
Materials and supplies at weighted average cost	12,564	9,511
Taxes, prepaid expenses, and other assets	21,969	19,700
Total current assets	295,535	300,458
Other assets:
Regulatory assets	283,620	285,692
Goodwill	36,814	36,814
Other assets	175,913	153,445
Total other assets	496,347	475,951
TOTAL ASSETS	$3,850,752	$3,623,271

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 136,000 shares authorized, 55,598 and 53,716 outstanding in 2022 and 2021, respectively	$556	$537
Additional paid-in capital	760,336	651,121
Retained earnings	556,698	514,873
Noncontrolling interests	4,804	5,386
Total equity	1,322,394	1,171,917
Long-term debt, net	1,052,487	1,055,794
Total capitalization	2,374,881	2,227,711
Current liabilities:
Current maturities of long-term debt, net	3,310	5,192
Short-term borrowings	70,000	35,000
Accounts payable	140,986	144,369
Regulatory balancing accounts	12,240	32,908
Accrued interest	6,490	6,542
Accrued other liabilities	61,624	47,926
Total current liabilities	294,650	271,937
Deferred income taxes	330,251	294,647
Pension	78,443	92,287
Regulatory liabilities and other	287,294	252,938
Advances for construction	199,832	198,086
Contributions in aid of construction	285,401	285,665
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,850,752	$3,623,271

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Three Months ended:

	December 31,	December 31,
	2022	2021
Operating revenue	$200,937	$173,326
Operating expenses:
Operations:
Water production costs	64,069	62,786
Administrative and general	33,293	33,849
Other operations	34,227	23,074
Maintenance	8,326	8,474
Depreciation and amortization	28,188	27,199
Income tax benefits	(2,665)	(771)
Property and other taxes	9,212	8,262
Total operating expenses	174,650	162,873
Net operating income	26,287	10,453
Other income and expenses:
Non-regulated revenue	4,504	6,003
Non-regulated expenses	(2,389)	(4,786)
Other components of net periodic benefit credit	2,960	2,383
Allowance for equity funds used during construction	1,106	896
Income tax expense on other income and expenses	(1,903)	(210)
Net other income	4,278	4,286
Interest expense:
Interest expense	11,714	11,816
Allowance for borrowed funds used during construction	(620)	(513)
Net interest expense	11,094	11,303
Net income	19,471	3,436
Loss attributable to noncontrolling interests	(98)	(67)
Net income attributable to California Water Service Group	$19,569	$3,503
Earnings per share of common stock
Basic	$0.36	$0.07
Diluted	$0.35	$0.07
Weighted average shares outstanding
Basic	55,083	53,157
Diluted	55,133	53,157
Dividends per share of common stock	$0.2500	$0.2300

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Twelve Months ended:

	December 31,	December 31,
	2022	2021
Operating revenue	$846,431	$790,909
Operating expenses:
Operations:
Water production costs	285,264	277,474
Administrative and General	132,718	126,686
Other operations	116,172	86,392
Maintenance	31,715	29,592
Depreciation and amortization	114,575	108,715
Income taxes	3,262	2,805
Property and other taxes	35,065	32,475
Total operating expenses	718,771	664,139
Net operating income	127,660	126,770
Other income and expenses:
Non-regulated revenue	21,276	22,761
Non-regulated expenses	(24,821)	(17,140)
Other components of net periodic benefit credit	14,476	9,903
Allowance for equity funds used during construction	4,127	3,186
Income tax expense on other income and expenses	(3,113)	(1,287)
Net other income	11,945	17,423
Interest expense:
Interest expense	46,686	44,980
Allowance for borrowed funds used during construction	(2,344)	(1,766)
Net interest expense	44,342	43,214
Net income	95,263	100,979
Loss attributable to noncontrolling interests	(748)	(146)
Net income attributable to California Water Service Group	$96,011	$101,125
Earnings per share of common stock
Basic	$1.77	$1.96
Diluted	$1.77	$1.96
Weighted average shares outstanding
Basic	54,320	51,633
Diluted	54,363	51,633
Dividends per share of common stock	$1.0000	$0.9200